Exhibit 99.1

News Release

CONTACTS:	Debra DeCourcy, APR	FOR IMMEDIATE RELEASE
	(513) 534-4153	November 12, 2008
Jeff Richardson (Investors)
(513) 534-0983

FIFTH THIRD NAMES ROSS KARI AS CHIEF FINANCIAL OFFICER

Cincinnati – Kevin T. Kabat, chairman, president and chief executive officer of Fifth Third Bancorp today announced the selection of Ross J. Kari as the Company’s new chief financial officer.

Kari most recently was executive vice president and CFO of Safeco Corporation in Seattle. Kari held that position from 2006 through September 2008 and was responsible for all financial disciplines including accounting, tax, treasury, investor relations, risk management, financial planning and analysis and mergers and acquisitions. He will assume his new role at Fifth Third on November 17th as executive vice president and member of the Enterprise Committee.

Kari has broad and deep experience in the financial services industry, having served as executive vice president and CFO of Wells Fargo and Company and, just prior to joining Safeco, as the chief operating officer of the Federal Home Loan Bank of San Francisco.

“We are delighted to have Ross join Fifth Third given his experience, leadership capabilities and broad and diversified business background,” said Kabat. I also want to personally thank Dan Poston, who has served in the interim role as our CFO, for his help and support during the past few months as we conducted this search.”

Poston will resume the role of executive vice president and controller, the position he held prior to serving as the interim CFO during the search process. Poston originally joined Fifth Third as auditor and has been a member of the firm’s Enterprise Committee since that time.

Kari began his career in 1983 with Wells Fargo and Company where he held a number of positions most recently serving as executive vice president and chief financial officer from 1998 to 2001. Kari, an Oregon native, has an MBA in Finance and a BS in Mathematics, both from the University of Oregon.

“I am confident that Fifth Third is well-positioned to differentiate itself and emerge successfully from these challenging times in the financial services industry,” Kari said, “and I am happy to be part of the leadership team that will make that happen.”

Kari serves as a nonexecutive director of KKR Financial Holdings LLC and is chair of that company’s audit committee.

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $116 billion in assets, operates 18 affiliates with 1,306 full-service Banking Centers, including 93 Bank Mart® locations open seven days a week inside select grocery stores and 2,334 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates five main businesses: Commercial Banking, Branch Banking, Consumer Lending, Investment Advisors and Fifth Third Processing Solutions. Fifth Third is among the largest money managers in the Midwest and, as of September 30, 2008, has $196 billion in assets under care, of which it managed $30 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® National Global Select Market under the symbol “FITB.”

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